Exhibit 3.1.2

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “WHALESHARK MEDIA, INC.”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF SEPTEMBER, A.D. 2012, AT 6:28 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 9842756

4424140 8100	DATE: 09-13-12

121025508
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

TO THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WHALESHARK MEDIA, INC.

a Delaware Corporation

WhaleShark Media, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES:

FIRST: The name of the Corporation is WhaleShark Media, Inc., and the Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on September 17, 2007 under the name “Smallponds, Inc.”

SECOND: The Board of Directors duly adopted resolutions proposing to amend the Corporation’s Fifth Amended and Restated Certificate of Incorporation (the “Certificate”) as follows, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the Corporation’s stockholders.

THIRD: The following amendments were duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the written consent of the required percentage of stockholders of the Corporation on the 12th day of September, 2012:

1. The first sentence of Article Fourth of the Certificate is hereby amended and restated to read in its entirety as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 256,859,120 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 199,234,589 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

2. The first sentence of Article Fourth, Section A is hereby amended and restated to read as follows:

“232,429,139 shares of the authorized Common Stock of the Corporation are hereby designated “Series 1 Common Stock” and 24,429,981 shares of the authorized Common Stock of the Corporation are hereby designated “Series 2 Common Stock.”

IN WITNESS WHEREOF, the undersigned officer has executed this Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of WhaleShark Media, Inc. this 12th day of September, 2012.

/s/ Ken Kieley
Ken Kieley, Chief Financial Officer